EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of RADA Electronic Industries Ltd. for the registration of Ordinary Shares, Subscription Rights, Warrants, Units and to the incorporation by reference therein of our report dated March 28, 2018, with respect to the consolidated financial statements of RADA Electronic Industries Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
August 15, 2018	A Member of Ernst & Young Global